FILED PURSUANT TO RULE 424 (B)(3)

File Number 333-144884

ARAMARK CORPORATION

SUPPLEMENT NO. 8 TO

MARKET MAKING PROSPECTUS DATED

JANUARY 4, 2010

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 17, 2010

ON NOVEMBER 17, 2010, ARAMARK CORPORATION FILED THE ATTACHED FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2010

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

The following information, including the financial reports attached as an exhibit to this Form 8-K, is furnished pursuant to Item 2.02. Results of Operations and Financial Condition.

The information contained in this Current Report, including exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information contained in this Current Report shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On November 17, 2010, ARAMARK Corporation will hold a conference call announcing its financial results for the quarter and fiscal year ended October 1, 2010. A copy of the financial reports that are the subject of the conference call are attached hereto as exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

Number	Description	Method of Filing

99.1	ARAMARK Corporation financial reports.	Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: November 17, 2010	By:	/s/ L. Frederick Sutherland
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

Index to Exhibits

Number	Description	Method of Filing

99.1	ARAMARK Corporation financial reports.	Furnished herewith

Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands)

	Three Months Ended October 1, 2010	Three Months Ended October 2, 2009

Sales	$3,158,014	$3,072,544

Costs and Expenses:
Cost of services provided	2,851,456	2,773,853
Depreciation and amortization	126,716	127,575
Selling and general corporate expenses	43,686	40,116

	3,021,858	2,941,544

Operating income	136,156	131,000
Interest and other financing costs, net	108,744	108,462

Income before income taxes	27,412	22,538
Provision for income taxes	6,309	6,107

Net income	$21,103	$16,431

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands)

	Fiscal Year Ended October 1, 2010	Fiscal Year Ended October 2, 2009

Sales	$12,571,676	$12,297,869

Costs and Expenses:
Cost of services provided	11,396,446	11,173,725
Depreciation and amortization	508,875	503,123
Selling and general corporate expenses	191,561	183,492

	12,096,882	11,860,340

Operating income	474,794	437,529
Interest and other financing costs, net	444,510	472,305

Income (loss) before income taxes	30,284	(34,776)
Provision (benefit) for income taxes	(404)	(27,865)

Net income (loss)	$30,688	$(6,911)

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	October 1, 2010	October 2, 2009 (1)
Assets

Current Assets	$1,758,072	$1,715,662
Property and Equipment, net	1,072,584	1,160,511
Goodwill	4,550,702	4,526,376
Other Intangible Assets	1,913,634	2,056,337
Other Assets	926,923	867,767

	$10,221,915	$10,326,653

Liabilities and Shareholder’s Equity

Current Liabilities (2)	$1,948,553	$1,751,956
Long-Term Borrowings	5,350,178	5,677,740
Other Liabilities	1,341,491	1,360,197
Common Stock Subject to Repurchase	184,736	176,395
Total Shareholder’s Equity	1,396,957	1,360,365

	$10,221,915	$10,326,653

Note:

(1)	Certain fiscal 2009 balances have been reclassified to conform to the current year presentation. The effect was not material.
(2)	Includes $51.6 million and $43.9 million of current maturities of long-term borrowings as of October 1, 2010 and October 2, 2009, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended October 1, 2010	Fiscal Year Ended October 2, 2009

Cash flows from operating activities:
Net income (loss)	$30,688	$(6,911)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	508,875	503,123
Income taxes deferred	(45,553)	(68,064)
Stock-based compensation expense	21,300	25,396
Changes in noncash working capital	101,339	202,127
Net change in proceeds from sale of receivables	(14,585)	(14,560)
Other operating activities	31,946	66,124

Net cash provided by operating activities	634,010	707,235

Cash flows from investing activities:
Net purchases of property and equipment and client contract investments	(264,078)	(330,332)
Acquisitions and other investing activities	(89,426)	(134,465)

Net cash used in investing activities	(353,504)	(464,797)

Cash flows from financing activities:
Net payment of long-term borrowings	(323,304)	(146,842)
Proceeds from issuance of common stock	3,273	3,380
Repurchase of stock	(10,809)	(22,989)
Other financing activities	(13,381)	(262)

Net cash used in financing activities	(344,221)	(166,713)

Increase (decrease) in cash and cash equivalents	$(63,715)	$75,725

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended October 1, 2010	Three Months Ended October 2, 2009
Sales
Food and Support Services - North America	$2,185,529	$2,123,090
Food and Support Services - International	601,950	580,370
Uniform and Career Apparel	370,535	369,084

	$3,158,014	$3,072,544

Operating Income
Food and Support Services - North America	$99,164	$98,340
Food and Support Services - International	17,448	20,481
Uniform and Career Apparel	30,521	21,780

	147,133	140,601
Corporate	(10,977)	(9,601)

	$136,156	$131,000

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended October 1, 2010	Fiscal Year Ended October 2, 2009

Sales
Food and Support Services - North America	$8,605,170	$8,393,476
Food and Support Services - International	2,487,227	2,326,746
Uniform and Career Apparel	1,479,279	1,577,647

	$12,571,676	$12,297,869

Operating Income

Food and Support Services - North America	$350,583	$349,348
Food and Support Services - International	75,351	83,414
Uniform and Career Apparel	99,963	61,837

	525,897	494,599
Corporate	(51,103)	(57,070)

	$474,794	$437,529